EXHIBIT 49

CHINA CORD BLOOD CORPORATION

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by China Cord Blood Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Principal amount of the Note indicated below into Shares, par value US$0.0001 per share (the “Shares”), as of the date specified below.

Date of Conversion: April 6, 2017

Aggregate Principal amount to be converted: USD65,000,000

Please confirm the following information:

Conversion Price: USD2.838

Number of Shares to be issued: 22,903,454

DWAC Delivery

Please DELIVER via DWAC for immediate settlement the Shares into which the Note is being converted in accordance with the following DWAC Instructions:

CUSIP:

Receiving broker DRS account number:

Control Number:

By signature below the undersigned hereby affirms that the Shares into which the Note is being converted have been sold pursuant to an effective registration statement under the Securities Act of 1933, as amended, (File no     -         ), and the respective prospectus delivery requirements have been fulfilled, if any.

Certificated Issuances

Please issue the Shares into which the Note is being converted in the following name and to the following address:

Issue to: Golden Meditech Stem Cells (BVI) Company Limited

P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Facsimile Number: (852) 3605 8181

Authorization

Authorization: Golden Meditech Stem Cells (BVI) Company Limited

By:	Yuen Kam

Title:	Director

Dated:	April 6, 2017

/s/ Yuen Kam
Signature(s)